Exhibit 99.1

BROADRIDGE REPORTS FOURTH QUARTER AND FISCAL YEAR 2013 RESULTS

Announces Record EPS and Guidance of 5-7% Recurring Revenue Growth

Repurchased 7% of Shares and approximately 17% Dividend Increase

LAKE SUCCESS, N.Y., August 8, 2013 – Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the fourth quarter and fiscal year 2013. For the fiscal year ended June 30, 2013, the Company reported revenues of $2,431 million, GAAP net earnings from continuing operations of $212 million, Non-GAAP net earnings from continuing operations of $236 million, GAAP diluted earnings per share from continuing operations of $1.69 and Non-GAAP diluted earnings per share from continuing operations of $1.88. This compares with revenues of $2,304 million, GAAP net earnings from continuing operations of $125 million, Non-GAAP net earnings from continuing operations of $213 million, GAAP diluted earnings per share from continuing operations of $0.98, and Non-GAAP diluted earnings per share from continuing operations of $1.67 for the previous fiscal year.

Our fiscal year 2013 Non-GAAP results exclude the impact of Acquisition Amortization and Other Costs, Restructuring and Impairment Charges, net, and a one-time tax credit. In addition, our fiscal year 2012 Non-GAAP results exclude the impact of Acquisition Amortization and Other Costs, Restructuring and Impairment Charges, net, IBM Migration costs and a one-time tax expense. The significant Non-GAAP adjustments to our results are described in more detail below.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “Overall, I am very pleased with our record earnings per share results for the quarter and full year. Both of our business segments ended the year with positive momentum and are positioned to grow both top and bottom line going forward. We also achieved record closed sales which included the signing of Societe Generale Corporate & Investment Banking as the first Eurasian processing client on our newly formed strategic alliance with Accenture. In addition, Broadridge’s overall closed sales continue to grow primarily due to our emerging and acquired products, including our Fluent suite of digital services. Adding both the Accenture Eurasia strategic alliance and the Broadridge Fluent digital opportunities has created a very meaningful increase to our already strong sales pipeline.” Mr. Daly added, “We opportunistically repurchased approximately 9 million shares, or 7% of our total shares outstanding for the fiscal year 2013. Given our confidence in the future, the Board has raised our annual dividend by approximately 17% to $0.84 per share. Our strong free cash flow enabled us to increase our dividend for the sixth consecutive year, and allows us to continue to actively pursue strategic tuck-in acquisitions and invest in our business to create increased revenue and earnings momentum going forward.”

Mr. Daly concluded, “Our fiscal year 2014 guidance anticipates recurring revenue growth of 5% to 7%, and we believe this growth will primarily be driven by closed sales and our anticipated high client revenue retention rate of 98%. Our recurring revenue closed sales are forecasted to be in the range of $ 110 million to $150 million including sales of greater than $5 million in the range of $20 million to $40 million. In addition, our diluted earnings per share from continuing operations are expected to be in the range of $2.00 and $2.10 (Non-GAAP), and we anticipate very strong free cash flow of approximately $275 million at the mid-point of the expected range, in fiscal year 2014.”

Financial Results for Fourth Quarter Fiscal Year 2013

For the fourth quarter of fiscal year 2013, revenues increased 8% to $865 million, compared to $800 million for the comparable period last year. The increase was driven by a positive contribution from recurring fee revenues of approximately $23 million including net new business (defined as closed sales less client losses), higher distribution revenues of $26 million and higher event-driven fee revenues of $18 million. GAAP pre-tax margins from continuing operations of 23.4% increased compared to 16.9% for the previous fiscal year, primarily due to the impact of the $49 million of Restructuring and Impairment Charges, net, and $12 million of IBM Migration costs in the prior year. Non-GAAP pre-tax margins from continuing operations were 25.6% compared to 25.1% for the previous fiscal year.

For the fourth quarter of fiscal year 2013, GAAP net earnings from continuing operations of $135 million increased 61%, compared to $83 million for the same period last year, primarily due to the impact of the Restructuring and Impairment

Charges, net, and IBM Migration costs in the prior year. Non-GAAP net earnings from continuing operations were $142 million. GAAP diluted earnings per share from continuing operations increased to $1.09 per share, compared to $0.65 per share in the fourth quarter of fiscal year 2012. Non-GAAP diluted earnings per share from continuing operations were $1.15 compared to $1.02 per share for the same period last year. Restructuring and Impairment Charges, net, IBM Migration costs, and Acquisition Amortization and Other Costs decreased GAAP diluted earnings per share by $0.29, $0.06, and $0.02, respectively, in the prior year.

In addition, during the fourth quarter, the Company repurchased approximately 3.3 million shares of Broadridge common stock under its stock repurchase plans at an average price of approximately $26.85 per share.

Analysis of Fourth Quarter Fiscal Year 2013

Investor Communication Solutions

Revenues for the Investor Communication Solutions segment increased $60 million, or 9%, to $690 million in the fourth quarter of fiscal year 2013 compared to the fourth quarter of fiscal year 2012. Higher recurring fee revenues contributed $16 million, event-driven fee revenues contributed $18 million and higher distribution revenues contributed $26 million. The positive contribution from recurring fee revenues was driven primarily by net new business. Operating margin increased by 0.4 percentage points to 30.1% as a result of higher recurring revenues and improved productivity from strategic initiatives.

Securities Processing Solutions

Revenues for the Securities Processing Solutions segment increased to $173 million in the fourth quarter of fiscal year 2013 compared to $167 million in the fourth quarter of fiscal year 2012. The increase was driven by positive contributions from the Paladyne acquisition and net new business. Operating margin increased, as expected, by 4.6 percentage points to 15.6% as a result of revenue mix.

Other

Pre-tax loss from continuing operations decreased by $37 million in the fourth quarter of fiscal year 2013, primarily due to Restructuring and Impairment Charges, net of $49 million in the same period last year.

Financial Results for Fiscal Year 2013

For the fiscal year ended June 30, 2013, revenues increased $127 million, or 6%, to $2,431 million, compared to $2,304 million for the comparable period last year. The increase was driven by a positive contribution from recurring fee revenues of approximately $57 million including net new business and acquisitions, higher distribution revenues of $50 million and higher event-driven fee revenues of $24 million. GAAP pre-tax margins from continuing operations of 13.3% improved compared to 8.7% for the same period last year as a result of the $81 million in Restructuring and Impairment Charges, net, and $25 million of IBM Migration costs in the same period last year. Non-GAAP pre-tax margins from continuing operations were 15.1% compared to 14.4% in the same period last year.

For the fiscal year ended June 30, 2013, GAAP net earnings from continuing operations of $212 million increased 70%, compared to $125 million in the comparable period last year. Non-GAAP net earnings from continuing operations were $236 million compared to $213 million in the comparable period last year. GAAP diluted earnings per share from continuing operations increased to $1.69 per share compared to $0.98 per share for the comparable period last year. Non-GAAP diluted earnings per share from continuing operations were $1.88 per share compared to $1.67 per share for the comparable period last year. The Restructuring and Impairment Charges, net, and IBM Migration costs decreased GAAP diluted earnings per share by $0.45 and $0.12, respectively, in the same period last year.

During fiscal year 2013, our recurring revenue closed sales of $121 million were up slightly compared to last year’s comparable period, and Free cash flow was $219 million. In addition, the Company repurchased approximately 9.2 million shares of Broadridge common stock under its stock repurchase plans at an average price of approximately $24.52 per share.

Dividend Declaration and Increase

On August 7, 2013, the Company’s Board of Directors approved a quarterly dividend of $0.21 per share payable on October 1, 2013 to stockholders of record on September 16, 2013. The Board also increased the annual dividend amount by approximately 17%, from $0.72 per share to $0.84 per share, subject to the discretion of the Board of Directors. With this increase, our annual dividend has increased for the sixth consecutive year since our first full year dividend payment in fiscal year 2008.

Fiscal Year 2014 Financial Guidance

We anticipate recurring revenue growth in the range of 5% to 7% and total revenue growth in the range of 2% to 4%, GAAP earnings before income taxes margins in the range of 14.8% to 15.3%, and Non-GAAP earnings before income taxes margins in the range of 15.6% to 16.1%.

We anticipate GAAP diluted earnings per share in the range of $1.89 to $1.99, and Non-GAAP diluted earnings per share in the range of $2.00 to $2.10, based on diluted weighted-average shares outstanding of approximately 124 million shares. Our free cash flow is expected to be in the range of approximately $250 million to $300 million. Our recurring revenue closed sales are expected to be in the range of $110 million to $150 million.

The Non-GAAP earnings margins and earnings per share guidance ranges exclude the projected impact of Acquisition Amortization and Other Costs. Our guidance does not take into consideration the effect of any future acquisitions, additional debt or share repurchases.

Description of Non-GAAP Adjustments:

Non-GAAP Measures

In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”) and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Net earnings, diluted earnings per share and pre-tax earnings margins excluding Acquisition Amortization and Other Costs, Restructuring and Impairment Charges, net, and a one-time tax credit are Non-GAAP measures. These measures are adjusted to exclude costs incurred by the Company in connection with amortization and other charges associated with the Company’s acquisitions, and the termination of the outsourcing services agreement between the Company and Penson Worldwide, Inc. (“Penson”), as Broadridge believes this information helps investors understand the effect of these items on reported results and provides a better representation of our actual performance.

Free cash flow is a Non-GAAP measure and is defined as cash flow from operating activities, less capital expenditures and purchases of intangibles. Management believes this Non-GAAP measure provides investors with a more complete understanding of Broadridge’s underlying operational results.

These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. Accompanying this release is a reconciliation of Non-GAAP measures to the comparable GAAP measures.

Acquisition Amortization and Other Costs

Acquisition Amortization and Other Costs represent amortization charges associated with intangible asset values as well as other deal costs associated with the Company’s acquisitions. Our Non-GAAP results exclude the impact of the costs the Company incurred in connection with acquisitions. Acquisition Amortization and Other Costs are recorded in our Cost of revenues in the Consolidated Statements of Earnings for the fiscal year ended June 30, 2013 and 2012, respectively.

Restructuring Charges

For the fiscal year ended June 30, 2013, there were $12 million in pre-tax charges primarily related to severance costs, the impact of one-time system development costs related to the Penson transaction, $8 million in pre-tax charges related to the restructuring and outsourcing of certain processing related to our desktop applications, and restructuring charges as a result of the termination of the outsourcing services agreement with Penson. For the fiscal year ended June 30, 2012, there were $7 million in pre-tax charges primarily related to severance costs related to the Penson transaction. These charges are recorded in our Other segment and Cost of revenues in the Consolidated Statements of Earnings for the fiscal years ended June 30, 2013 and 2012, respectively.

Restructuring and Impairment Charges, net

Restructuring and Impairment Charges, net referred to herein represents the Restructuring Charges defined above and the following charges that were referred to as “Penson Charges, net” in the prior fiscal year. For the fiscal year ended June 30, 2012, there were $74 million in pre-tax charges primarily related to assets held as a result of the sale of substantially all of our securities clearing contracts to Penson and the outsourcing services agreement we entered into with Penson in 2010, previously referred to as Penson Charges, net. These charges included $21 million related to the cancellation of the five-year subordinated note issued to us by Penson, $13 million impairment of our investment in the Penson common stock, $47 million impairment on the deferred client conversion and start-up costs associated with the outsourcing services agreement, and other charges of $8 million. These charges were offset by the extinguishment of our obligation to pay Penson $15 million relating to third party vendor services that were replaced by the outsourcing services agreement. These charges resulted in a $54 million impact to our net earnings from continuing operations driven by our tax rate and the related loss of net operating loss carryforwards of approximately $7 million. The Penson Charges are recorded in our Other segment and Other expenses, net in the Consolidated Statements of Earnings for the fiscal year ended June 30, 2012.

IBM Migration Costs

In March 2010, Broadridge entered into an Information Technology Services Agreement with International Business Machines (“IBM”) under which IBM provides us with certain aspects of our information technology infrastructure. Our fiscal year 2012 Non-GAAP results exclude the impact of the costs the Company incurred in connection with the migration of our data center to IBM (the “Migration”). The Migration costs are recorded in our Other segment and Cost of revenues in the Consolidated Statements of Earnings for the fiscal year ended June 30, 2012. The more significant mainframe Migration was successfully completed at the end of our 2012 fiscal year resulting in a pre-tax charge of $25 million.

Earnings Conference Call

An analyst conference call will be held today, Thursday, August 8th at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will also be available to download and print approximately one hour before the webcast. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and operations outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,400 full-time associates in 13 countries. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2014 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (the “2013 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2013 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting Broadridge’s clients or the investor communication services provided by Broadridge; declines in participation and activity in the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information

Investors:

David Ng

Broadridge Financial Solutions, Inc.

Head of Investor Relations

(516) 472-5491

Broadridge Financial Solutions, Inc.

Consolidated Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2013	2012	2013	2012
Revenues	$865.1	$800.3	$2,430.8	$2,303.5

Cost of revenues	564.0	528.9	1,767.8	1,715.1
Selling, general and administrative expenses	94.5	91.1	323.6	299.9
Impairment and other charges, net	—	42.0	—	74.2
Other expenses, net	4.4	3.0	16.2	13.4

Total expenses	662.9	665.0	2,107.6	2,102.6

Earnings from continuing operations before income taxes	202.2	135.3	323.2	200.9
Provision for income taxes	67.6	51.9	111.1	75.9

Net earnings from continuing operations	134.6	83.4	212.1	125.0
Loss from discontinued operations, net of tax benefit	—	—	—	(1.4)

Net earnings	$134.6	$83.4	$212.1	$123.6

Basic earnings per share:
Basic earnings per share from continuing operations	$1.12	$0.67	$1.74	$1.01
Basic loss per share from discontinued operations	—	—	—	(0.01)

Basic earnings per share	$1.12	$0.67	$1.74	$1.00

Diluted earnings per share:
Diluted earnings per share from continuing operations	$1.09	$0.65	$1.69	$0.98
Diluted loss per share from discontinued operations	—	—	—	(0.01)

Diluted earnings per share	$1.09	$0.65	$1.69	$0.97

Weighted-average shares outstanding:
Basic	120.6	124.9	121.9	124.1
Diluted	123.8	127.6	125.4	127.5

Dividends declared per common share	$0.18	$0.16	$0.72	$0.64

Broadridge Financial Solutions, Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

(Unaudited)

	June 30, 2013	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$266.0	$320.5
Accounts receivable, net of allowance for doubtful accounts of $3.7 and $6.5, respectively	442.4	370.7
Other current assets	98.6	86.2

Total current assets	807.0	777.4
Property, plant and equipment, net	80.9	79.0
Goodwill	778.4	780.0
Intangible assets, net	120.6	143.3
Other non-current assets	231.3	207.9

Total assets	$2,018.2	$1,987.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$143.1	$102.2
Accrued expenses and other current liabilities	277.2	260.6
Deferred revenues	49.2	47.5

Total current liabilities	469.5	410.3
Long-term debt	524.5	524.4
Deferred taxes	71.2	63.2
Deferred revenues	40.2	38.3
Other non-current liabilities	96.8	100.9

Total liabilities	1,202.2	1,137.1

Commitments and contingencies

Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 154.5 shares and 152.9 shares at June 30, 2013 and 2012, respectively; outstanding, 119.0 and 124.8 shares at June 30, 2013 and 2012, respectively	1.6	1.5
Additional paid-in capital	783.0	739.4
Retained earnings	811.3	686.1
Treasury stock, at cost: 35.5 and 28.1 shares, respectively	(784.1)	(580.0)
Accumulated other comprehensive income	4.2	3.5

Total stockholders’ equity	816.0	850.5

Total liabilities and stockholders’ equity	$2,018.2	$1,987.6

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Revenues
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2013	2012	2013	2012
Investor Communication Solutions	$689.7	$630.2	$1,760.2	$1,634.0
Securities Processing Solutions	173.2	166.7	660.5	655.5
Other	—	—	0.1	0.5
Foreign currency exchange	2.2	3.4	10.0	13.5

Total	$865.1	$800.3	$2,430.8	$2,303.5

	Earnings (Loss) from Continuing Operations before Income Taxes
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2013	2012	2013	2012
Investor Communication Solutions	$207.6	$186.9	$302.1	$242.8
Securities Processing Solutions	27.1	18.3	85.2	91.1
Other	(37.4)	(74.6)	(80.3)	(146.8)
Foreign currency exchange	4.9	4.7	16.2	13.8

Total	$202.2	$135.3	$323.2	$200.9

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

(In millions, except per share amounts)

	Earnings from Continuing Operations before Income Taxes
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2013	2012	2013	2012
Adjusted Earnings from Continuing Operations before Income Taxes (Non-GAAP)	$221.1	$201.2	$367.2	$331.2
Restructuring and Impairment Charges, net	(12.1)	(48.7)	(20.2)	(80.9)
Acquisition Amortization and Other Costs	(6.8)	(5.2)	(23.8)	(24.8)
IBM Migration Costs	—	(12.0)	—	(24.6)

Earnings from Continuing Operations before Income Tax (GAAP)	$202.2	$135.3	$323.2	$200.9

Pre-tax Margins (Non-GAAP)	25.6%	25.1%	15.1%	14.4%
Pre-tax Margins (GAAP)	23.4%	16.9%	13.3%	8.7%

	Net Earnings from Continuing Operations
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2013	2012	2013	2012
Adjusted Earnings from Continuing Operations (Non-GAAP)	$142.4	$130.6	$236.0	$213.4
Restructuring and Impairment Charges, net of taxes	(7.8)	(29.7)	(13.0)	(50.3)
Acquisition Amortization and Other Costs, net of taxes	(4.4)	(2.9)	(15.3)	(15.4)
IBM Migration Costs, net of taxes	—	(7.2)	—	(15.3)
One-time tax items	4.4	(7.4)	4.4	(7.4)

Net Earnings from Continuing Operations (GAAP)	$134.6	$83.4	$212.1	$125.0

	Diluted Earnings Per Share from Continuing Operations
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2013	2012	2013	2012
Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$1.15	$1.02	$1.88	$1.67
Restructuring and Impairment Charges, net of taxes	(0.06)	(0.23)	(0.10)	(0.39)
Acquisition Amortization and Other Costs, net of taxes	(0.04)	(0.02)	(0.12)	(0.12)
IBM Migration Costs, net of taxes	—	(0.06)	—	(0.12)
One-time tax items	0.04	(0.06)	0.03	(0.06)

Diluted Earnings Per Share from Continuing Operations (GAAP)	$1.09	$0.65	$1.69	$0.98

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

EBIT from Continuing Operations Reconciliation

(In millions)

	FY13 Actual	FY14 Guidance Range
	Actual	Low	High
EBIT (Non-GAAP)	$359	$391	$412
Acquisition Amortization and Other Costs	24	22	22
Interest and Other	(15)	(26)	(28)

Total EBT (Non-GAAP)	367	387	406
Acquisition Amortization and Other Costs	(24)	(22)	(22)
Restructuring Charges	(20)	—	—

Total EBT (GAAP)	$323	$365	$384

EBIT Margins (Non-GAAP)	14.8%	15.8%	16.4%
EBT Margins (Non-GAAP)	15.1%	15.6%	16.1%
EBT Margins (GAAP)	13.3%	14.8%	15.3%

NOTE: Amounts in this table may not sum to totals due to rounding.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Fiscal Year 2014 Guidance

(In millions, except per share amounts)

	FY14 Guidance Range (a)
	Low	High
Adjusted Earnings from Continuing Operations before Income Taxes (Non-GAAP)	$387	$406

Acquisition Amortization and Other Costs	(22)	(22)

Earnings from Continuing Operations before Income Taxes (GAAP)	$365	$384

Pre-tax Margins (Non-GAAP)	15.6%	16.1%
Pre-tax Margins (GAAP)	14.8%	15.3%

	FY14 Guidance Range (a)
	Low	High
Adjusted Diluted EPS from Continuing Operations (Non-GAAP)	$2.00	$2.10

Acquisition Amortization and Other Costs	(0.11)	(0.11)

Diluted EPS from Continuing Operations (GAAP)	$1.89	$1.99

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Free Cash Flow

(In millions)

	FY13	FY14 Guidance Range (a)
	Actual	Low	High
Net Earnings from Continuing Operations (GAAP)	$212	$233	$246
Depreciation and amortization (includes other LT assets)	93	100	110
Stock-based compensation expense	27	33	35
Other	21	(5)	5

Subtotal	353	361	396

Working capital changes	(30)	(5)	5
Long-term assets & liabilities changes	(52)	(50)	(40)

Net cash flow provided by continuing operating activities	271	306	361

Cash Flows From Investing Activities
Capital expenditures and software purchases	(51)	(60)	(55)

Free cash flow (Non-GAAP)	$220	$246	$306

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.